Exhibit 4.14
ENLINK MIDSTREAM, LLC
DESCRIPTION OF SECURITIES
As of December 31, 2023, EnLink Midstream LLC (“we” or “ENLC”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common units representing non-managing membership interests in ENLC (the “common units”) and (ii) 5.375% senior unsecured notes due 2029 (the “notes”).
DESCRIPTION OF COMMON UNITS
General
Our common units represent non-managing membership interests in ENLC. Our unitholders are entitled to participate in cash distributions and exercise the rights and privileges available to non-managing members under our Second Amended and Restated Operating Agreement, dated as of January 25, 2019 (the “operating agreement”). The following summary of our common units, our certificate of formation, and our operating agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the full text of our certificate of formation and our operating agreement, which are filed as Exhibits 3.1 and 3.3, respectively, to ENLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Our common units are traded on the NYSE under the symbol “ENLC.”
Transfer Agent and Registrar
Duties
Equiniti Trust Company, LLC serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of our common units except the following, which must be paid by our unitholders:
•surety bond premiums to replace lost or stolen certificates, taxes, and other governmental charges;
•special charges for services requested by a unitholder; and
•other similar fees or charges.
There will be no charge to our unitholders for disbursements of cash distributions by us. We will indemnify the transfer agent, its agents, and each of their stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
Resignation or Removal
The transfer agent may resign by providing us notice. We may also remove the transfer agent. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our managing member may act as the transfer agent and registrar until a successor is appointed.

Transfer of Our Common Units
By transfer of our common units in accordance with our operating agreement, each transferee of our common units will be admitted as a non-managing member with respect to our common units transferred when such transfer is reflected in our books and records and such transferee becomes the record holder of our common units transferred. Each transferee:
•represents that the transferee has the capacity, power, and authority to become bound by our operating agreement;
•automatically becomes bound by the terms of our operating agreement; and
•gives the consents, acknowledgements, and waivers contained in our operating agreement, such as the approval of all transactions and agreements entered into in connection with our formation.
Our board of directors will cause any transfers to be recorded on our books and records from time to time as necessary to ensure their accuracy.
We may, at our discretion, treat the nominee holder of any of our common units as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Our common units are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a non-managing member for the transferred common units.
Until any common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
DESCRIPTION OF OUR OPERATING AGREEMENT
The following is a summary of the material provisions of our operating agreement.
Organization and Duration
We were organized on October 16, 2013 and will have a perpetual existence unless terminated pursuant to the terms of our operating agreement.
Purpose
    Our purpose, as set forth in our operating agreement is limited to any business activity that is approved by our managing member, in its sole discretion, and that lawfully may be conducted by a limited liability company organized under Delaware law. Although our managing member has the ability to cause us and our subsidiaries to engage in activities other than the business of owning, operating, developing, and acquiring crude oil and natural gas gathering and processing assets and the owning of equity securities in EnLink Midstream Partners, LP (“ENLK”), our managing member may decline to do so in its sole discretion. Our managing member is generally authorized to perform all acts it determines to be necessary or appropriate to carry out the purposes of, and to conduct, our business.

Capital Contributions
Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”
Voting Rights
The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the common units.
In voting their common units, affiliates of our managing member will have no duty or obligation whatsoever to us or our members, including any duty to act in our best interest or the best interests of our members.

Matter	Vote Requirement
Issuance of additional units	No approval right.
Amendment of the operating agreement	Certain amendments may be made by our managing member without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See “—Amendment of the Operating Agreement.”
Merger of or the sale of all or substantially all of our assets	Unit majority in certain circumstances. See “—Merger, Consolidation, Conversion, Sale, or Other Disposition of Assets.”
Dissolution of EnLink Midstream	Unit majority. See “—Dissolution.”
Continuation of our business upon dissolution	Unit majority. See “—Dissolution.”
Withdrawal of our managing member	No approval right. See “—Withdrawal or Removal of Our Managing Member.”
Removal of our managing member	Not less than 66 ⅔% of the outstanding common units, including units held by our managing member and its affiliates. See “—Withdrawal or Removal of Our Managing Member.”
Transfer of the interest of our managing member	No approval right. See “—Transfer of Managing Member Interest.”
Transfer of ownership interests in our managing member	No approval right. See “—Transfer of Ownership Interests in Our Managing Member.”
If any person or group other than our managing member and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our managing member or its affiliates (other than us) and any transferees of that person or group approved by our managing member or to any person or group who acquires the units with the written approval of our managing member, including the holders of the ENLK Series B Units. The ENLK Series B Units are not entitled to any voting rights with respect to matters that are subject to a vote of the holders of common units.
Applicable Law; Forum, Venue, and Jurisdiction
Our operating agreement is governed by Delaware law. Our operating agreement requires that any claims, suits, actions, or proceedings:
•arising out of or relating in any way to our operating agreement (including any claims, suits, or actions to interpret, apply, or enforce the provisions of our operating agreement or the duties, obligations, or liabilities among our members, or the rights or powers of, or restrictions on, us or our members);
•brought in a derivative manner on our behalf;
•asserting a claim of breach of a fiduciary duty or other duty owed by any of our or our managing member’s directors, officers, or other employees, or owed by our managing member, to us or our members;
•asserting a claim arising pursuant to any provision of the Delaware Limited Liability Company Act (the “DLLCA”); or
•asserting a claim governed by the internal affairs doctrine;
shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions, or proceedings sound in contract, tort, fraud, or otherwise, are based on common law, statutory, equitable, legal, or other grounds, or are derivative or direct claims.
By acquiring our common units, holders of our common units are irrevocably consenting to these limitations and provisions regarding claims, suits, actions, or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts with subject matter jurisdiction) in connection with any such claims, suits, actions, or proceedings.
Limited Liability
Under the DLLCA, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their membership interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the DLLCA provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the non-recourse liability. The DLLCA provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the DLLCA shall be liable to the limited liability company for the amount of the distribution for three years. Under the DLLCA, an assignee who becomes a substituted unitholder of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time he became a unitholder and that could not be ascertained from the limited liability company agreement.

Issuance of Additional Interests
    Our operating agreement authorizes us to issue an unlimited number of additional membership interests for the consideration and on the terms and conditions determined by our managing member without the approval of our unitholders.
    It is possible that we will fund acquisitions through the issuance of additional common units or other membership interests. Holders of any additional common units issued by us will be entitled to share equally with the then-existing holders of our common units in distributions. In addition, the issuance of additional common units or other membership interests may dilute the value of the interests of the then-existing holders of our common units in our net assets.
    In accordance with Delaware law and the provisions of our operating agreement, we may also issue additional membership interests that, as determined by our managing member, may have rights to distributions or special voting rights to which our common units are not entitled. In addition, our operating agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to our common units; however, the ENLK Partnership Agreement restricts ENLK’s ability to issue any limited partnership interests senior to or on parity with the ENLK Series B Units with respect to distributions on such limited partnership interests or upon liquidation without the affirmative vote of the holders of a majority of the outstanding ENLK Series B Units, voting separately as a class.
Amendment of the Operating Agreement
Amendments to our operating agreement may be proposed only by our managing member. However, to the fullest extent permitted by law, our managing member will have no duty or obligation to propose or approve any amendment and may decline to do so free of any duty or obligation whatsoever to us or our members, including any duty to act in our best interest or in the best interest of our members. In order to adopt a proposed amendment, other than the amendments discussed below, our managing member is required to seek written approval of the holders of the number of common units required to approve the amendment or to call a meeting of the members to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unitholder majority.
Prohibited Amendments. No amendment may be made that would:
•enlarge the obligations of any non-managing member without its consent, unless approved by at least a majority of the type or class of non-managing membership interests so affected; or
•enlarge the obligations of, restrict, change, or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable, or otherwise payable to our managing member or any of its affiliates without the consent of our managing member, which consent may be given or withheld at its option.
The provision of our operating agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding common units (including common units owned by our managing member and its affiliates).
Without Unitholder Approval. Our managing member may generally make amendments to our operating agreement without the approval of any member to reflect:
•a change in our name, the location of our principal place of business, our registered agent, or our registered office;
•the admission, substitution, withdrawal, or removal of members in accordance with our operating agreement;

•a change that our managing member determines to be necessary or appropriate to qualify or continue our qualification as a limited liability company or other entity in which the members have limited liability under the laws of any state;
•an amendment that is necessary, in the opinion of our legal counsel, to prevent us or our managing member, or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;
•an amendment that our managing member determines to be necessary or appropriate in connection with the creation, authorization, or issuance of additional membership interests or derivative instruments related to, convertible into, or exchangeable for additional membership interests;
•any amendment expressly permitted in our operating agreement to be made by our managing member acting alone;
•an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our operating agreement;
•any amendment that our managing member determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership, or other entity, in connection with conduct otherwise permitted by our operating agreement;
•a change in our fiscal year or taxable period and related changes;
•conversions into, mergers with, or conveyances to another limited liability entity that is newly formed and has no assets, liabilities, or operations at the time of the conversion, merger, or conveyance other than those it receives by way of the conversion, merger, or conveyance; or
•any other amendments substantially similar to any of the matters described in the clauses above or in the clauses that immediately follow.
    In addition, our managing member may make amendments to our operating agreement, without the approval of any member, if our managing member determines that those amendments:
•do not adversely affect the non-managing members, including any particular class of non-managing members, in any material respect;
•are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
•are necessary or appropriate to facilitate the trading of membership interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the membership interests are or will be listed or admitted to trading;
•are necessary or appropriate in connection with any action taken by our managing member relating to splits or combinations of units under the provisions of our operating agreement; or
•are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

With Unitholder Approval. In addition to the above restrictions:
•any amendment that our managing member determines adversely affects, in any material respect, one or more particular classes of members will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of members that our managing member determines are not adversely affected in any material respect;
•any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding common units in relation to other classes of common units will require the approval of at least a majority of the type or class of common units so affected;
•any amendment that would reduce the voting percentage required to take any action other than to remove our managing member or call a meeting of our unitholders is required to be approved by the affirmative vote of members whose aggregate outstanding common units constitute not less than the voting requirement sought to be reduced; and
•any amendment that would increase the percentage of common units required to remove our managing member or call a meeting of our unitholders must be approved by the affirmative vote of members whose aggregate outstanding units constitute not less than the percentage sought to be increased.
Opinion of Counsel. For amendments of the type not requiring approval of a unitholder majority, our managing member will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the members in connection with any of the amendments. No other amendments to our operating agreement will become effective without the approval of holders of at least 90% of the outstanding common units, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability of any of its members under applicable law.
Merger, Consolidation, Conversion, Sale, or Other Disposition of Assets
    A merger, consolidation, or conversion of ENLC requires the prior consent of our managing member. However, our managing member will have no duty or obligation to consent to any merger, consolidation, or conversion and may decline to do so in its sole discretion.
    In addition, our operating agreement generally prohibits our managing member from causing us to sell, exchange, or otherwise dispose of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole. Our managing member may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets and the assets of our subsidiaries or the assets of ENLK and its subsidiaries, taken as a whole, without such approval; provided that any such action with respect to the assets of ENLK may require the approval of the limited partnership interests in ENLK, including the ENLK Series B Units. Our managing member may also sell all or substantially all of our assets and our subsidiaries’ assets or the assets of ENLK and its subsidiaries, taken as a whole, under a foreclosure or other realization upon those encumbrances without such approval; provided that any such action with respect to the assets of ENLK may require the approval of the limited partnership interests in ENLK, including the ENLK Series B Units. Finally, our managing member may consummate any merger without the prior approval of our members if (i) we are the surviving entity in the transaction, (ii) our managing member has received an opinion of counsel regarding limited liability matters, (iii) the transaction would not result in an amendment to our operating agreement (other than an amendment that our managing member could adopt without the consent of our unitholders), (iv) each of our common units would be an identical unit of ours following the transaction, and (v) the membership securities to be issued in the transaction do not exceed 20% of the outstanding membership interests immediately prior to the transaction.

If the conditions specified in our operating agreement are satisfied, our managing member may convert our company or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity that has no assets, liabilities, or operations, if (i) the sole purpose of that conversion, merger, or conveyance is to effect a mere change in our legal form into another limited liability entity, (ii) we have received an opinion of counsel regarding limited liability matters, and (iii) our managing member determines that the governing instruments of the new entity provide the non-managing members and our managing member with substantially the same rights and obligations as contained in our operating agreement. Holders of common units will not be entitled to dissenters’ rights of appraisal under our operating agreement or applicable Delaware law in the event of a conversion, merger, or consolidation, a sale of substantially all of our assets, or any other similar transaction or event.
Dissolution
    We will continue as a limited liability company until dissolved under the terms of our operating agreement. We will dissolve upon:
•the election by our managing member to dissolve our business, if approved by a unit majority;
•there being no members other than our managing member, unless we are continued without dissolution in accordance with the DLLCA;
•the entry of a decree of judicial dissolution pursuant to the provisions of the DLLCA; or
•the withdrawal or removal of our managing member or any other event that results in its ceasing to be our managing member other than by reason of a transfer of its managing member interest in accordance with our operating agreement or its withdrawal or removal following the approval and admission of a successor.
    Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our operating agreement by appointing as a successor managing member an entity approved by a unit majority, subject to the receipt by us of an opinion of counsel to the effect that the action would not result in the loss of limited liability under Delaware law of any member.
Liquidation and Distribution of Proceeds
If we dissolve in accordance with our operating agreement, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our managing member that are necessary or appropriate, liquidate our assets. The liquidator will first apply the proceeds of liquidation to the payment of our creditors and, thereafter, holders of our common units would be entitled to share ratably in the distribution of any remaining proceeds.
Withdrawal or Removal of Our Managing Member
    Our managing member may withdraw as managing member without first obtaining approval of our unitholders by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our operating agreement. In addition, our operating agreement permits our managing member, in some instances, to sell or otherwise transfer all of its managing member interest in us without the approval of the unitholders.
    Upon withdrawal of our managing member under any circumstances, other than as a result of a transfer by our managing member of all or a part of its managing member interest in us, the holders of a unit majority may select a successor to that withdrawing managing member. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability matters cannot be obtained, we will be dissolved, wound up, and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor managing member. See “—Dissolution.”
Our managing member may not be removed unless (i) that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common units, including common units held by our managing member and its affiliates, and (ii) we have received an opinion of counsel regarding limited liability matters. Any removal of our managing member is also subject to the approval of a successor managing member by the vote of a unit majority, including common units held by our managing member and its affiliates. The ownership of more than 33 1/3% of the voting power of the common units by our managing member and its affiliates gives them the ability to prevent their removal as our managing member.
    In the event of the removal of our managing member under circumstances where cause exists or withdrawal of our managing member where that withdrawal violates our operating agreement, a successor managing member will have the option to purchase the managing member interest of the departing managing member and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where the managing member withdraws or is removed by the members, the departing managing member will have the option to require the successor managing member to purchase the managing member interest of the departing managing member and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing managing member and the successor managing member. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing managing member and the successor managing member will determine the fair market value. Or, if the departing managing member and the successor managing member cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
    If the option described above is not exercised by either the departing managing member or the successor managing member, the departing managing member’s managing member interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
    In addition, we will be required to reimburse the departing managing member for all amounts due the departing managing member, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing managing member or its affiliates.
Transfer of Managing Member Interest
    At any time, our managing member may transfer all or any part of its managing member interest in us to another person without the approval of any other member. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our managing member, agree to be bound by the provisions of our operating agreement, and furnish an opinion of counsel regarding limited liability matters.
Transfer of Ownership Interests in Our Managing Member
At any time, the owner of our managing member may sell or transfer all or part of its ownership interests in our managing member to an affiliate or third party without the approval of our unitholders.

Change of Management Provisions
Our operating agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our managing member or from otherwise changing our management. If any person or group, other than our managing member and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our managing member or its affiliates and any transferees of that person or group approved by our managing member or to any person or group who acquires the common units with the prior approval of our board of directors.
Call Right
    If at any time our managing member and its affiliates own more than 90% of the then-issued and outstanding membership interests of any class, our managing member will have the right, which it may assign in whole or in part to any of its affiliates or to our managing member, to acquire all, but not less than all, of the membership interests of the class held by unaffiliated persons, as of a record date to be selected by our managing member, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:
•the highest price paid by our managing member or any of its affiliates for any membership interests of the class purchased within the 90 days preceding the date on which our managing member first mails notice of its election to purchase those membership interests; and
•the average of the daily closing prices of the membership interests of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.
As a result of our managing member’s right to purchase outstanding membership interests, a holder of membership interests may have his membership interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a holder of common units of the exercise of this call right are the same as a sale by that unitholder of its common units in the market.
Meetings; Voting
Except as described below regarding a person or group owning 20% or more of any class of units, record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of our members and to act upon matters for which approvals may be solicited.
Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by the managing member, without a meeting if consents in writing describing the action so taken are signed by holders of the number of common units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our managing member or by unitholders owning at least 20% of the outstanding common units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
Each record holder of a common unit will have a vote according to such holder’s percentage interest in us, although additional membership interests having special voting rights could be issued. See “—Issuance of Additional Interests.” However, if at any time any person or group, other than our managing member and its affiliates, or a direct or subsequently approved transferee of our managing member or its affiliates and purchasers specifically approved by our managing member, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights on all of its units, and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Our common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.
Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under our operating agreement will be delivered to the record holder by us or by our transfer agent.
Status as Member
By transfer of our common units in accordance with our operating agreement, each transferee of our common units shall be admitted as a member with respect to our common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” our common units will be fully paid, and unitholders will not be required to make additional contributions.
Indemnification
    Section 18-108 of the DLLCA, as amended, empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Our operating agreement provides that we will indemnify the following persons, to the fullest extent permitted by the law, from and against all losses, claims, damages, or similar events:
•our managing member;
•any departing managing member;
•any person who is or was an affiliate of our managing member or any departing managing member;
•any person who is or was one of our managers, managing members, general partners, directors, officers, employees, agents, fiduciaries or trustees, our subsidiaries, our managing member, any departing managing member, or any of their respective affiliates;
•any person who is or was serving as a manager, managing member, general partners, director, officer, employee, agent, fiduciary, or trustee of another person owing a fiduciary duty to us or our subsidiaries; and
•any person designated by our managing member;
unless there has been a final and non-appealable judgment by a court of competent jurisdiction that, in respect of the matter for which such persons are seeking indemnification, those persons acted in bad faith, or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that their conduct was unlawful.
Any indemnification under these provisions will only be out of our assets. Unless our managing member otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our operating agreement.

We have entered into indemnification agreements with each of the directors and executive officers of our managing member. Under the terms of these indemnification agreements, we agree to indemnify and hold each indemnitee harmless from and against any and all losses, claims, damages, liabilities, judgments, fines, taxes (including ERISA excise taxes), penalties (whether civil, criminal, or other), interest, assessments, amounts paid or payable in settlements, or other amounts and any and all “expenses” (as defined in the indemnification agreements) arising from any and all threatened, pending, or completed claims, demands, actions, suits, proceedings, or alternative dispute mechanisms, whether civil, criminal, administrative, arbitrative, investigative, or otherwise, whether made pursuant to federal, state, or local law, whether formal or informal, and including appeals, in each case, which the indemnitee may be involved, or is threatened to be involved, as a party, a witness, or otherwise, including any inquiries, hearings, or investigations that the indemnitee determines might lead to the institution of any proceeding, related to the fact that indemnitee is or was a director, manager, or officer of us or our managing member, or is or was serving at the request of us or our managing member, each as applicable, as a manager, managing member, general partner, director, officer, fiduciary, trustee, or agent of any other entity, organization, or person of any nature.  We have also agreed to advance the expenses of an indemnitee relating to the foregoing.  To the extent that a change in the laws of the State of Delaware permits greater indemnification under any statute, agreement, organizational document, or governing document than would be afforded under the indemnification agreements as of the date of the indemnification agreements, the indemnitee shall enjoy the greater benefits so afforded by such change.

Reimbursement of Expenses
Our operating agreement requires us to reimburse our managing member on a monthly basis for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our managing member in connection with operating our business. Our operating agreement does not set a limit on the amount of expenses for which our managing member and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation, and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our managing member by its affiliates. Our managing member is entitled to determine the expenses that are allocable to us.
Books and Reports
Our managing member is required to keep appropriate books of our business at its principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with generally acceptable accounting principles (GAAP). For tax and fiscal reporting purposes, our fiscal year is the calendar year.
We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by its independent public accountants. Except for its fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the U.S. Securities and Exchange Commission (the “SEC”) via its Electronic Data Gathering, Analysis and Retrieval system or make the report available on a publicly available website which we maintain.

Right to Inspect Books and Records
Our operating agreement provides that a member can, for a purpose reasonably related to such member’s interest as a member, upon reasonable written demand stating the purpose of such demand and at such member’s own expense, have furnished to such member:
•true and full information regarding the status of our business and financial condition (provided that this obligation shall be satisfied to the extent the member is furnished the most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC by us pursuant to Section 13 of the Exchange Act); and
•a current list of the name and last known address of each record holder; and copies of our operating agreement, our certificate of formation, related amendments, and powers of attorney under which they have been executed.
Under our operating agreement, however, each of our members and other persons who acquire our membership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to its affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.
Our managing member may, and intends to, keep confidential from our members trade secrets or other information the disclosure of which our managing member determines is not in our best interests, could damage us or that we are required by law or by agreements with third parties to keep confidential. Our operating agreement limits the right to information that a member would otherwise have under Delaware law.
Conflicts of Interest
    Conflicts of interest exist and may arise in the future as a result of the relationships between our managing member or its affiliates, on the one hand, and us, our members, or our subsidiaries, on the other hand. Our operating agreement specifically defines the remedies available to our unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The DLLCA provides that Delaware limited liability companies may, in their operating agreements, expand, restrict, or eliminate the fiduciary duties otherwise owed by the manager to the members and the company, but such agreements may not eliminate the implied contractual covenant of good faith and fair dealing.
    Whenever a conflict arises between our managing member or its affiliates, on the one hand, and us, our members, or our subsidiaries, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and conclusively deemed approved by us and all of our members and shall not constitute a breach of our operating agreement, of any agreement contemplated thereby, or of any duty, if the resolution or course of action in respect of such conflict of interest is:
•approved by the conflicts committee of our board of directors; or
•approved by a unit majority, excluding any such common units owned by our managing member and its affiliates.
Our managing member may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of our board of directors or from the holders of a majority of the outstanding common units as described above. Unless the resolution of a conflict is specifically provided for in our operating agreement, our board of directors or the conflicts committee of our board of directors may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our operating agreement, a determination, other action, or failure to act by our managing member, our board of directors, or any committee thereof (including the conflicts committee) will be deemed to be in “good faith” if our managing member, our board of directors, or any committee thereof (including the conflicts committee) subjectively believed such determination, other action or failure to act was in, or not opposed to, our best interests. In any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of proving that such determination, other action, or failure to act was not in good faith.
Elimination and Replacement of Fiduciary Duties
Duties owed to unitholders by our managing member are prescribed by law and in our operating agreement. The DLLCA provides that Delaware limited liability companies may, in their operating agreements, expand, restrict, or eliminate the fiduciary duties otherwise owed by our managing member to members and us.
Our operating agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our managing member. These provisions have been negotiated to allow our managing member or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without these modifications, our managing member’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our managing member by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our managing member to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to the public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our managing member to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.
The following is a summary of the fiduciary duties imposed on managers of a limited liability company by the DLLCA in the absence of operating agreement provisions to the contrary, the contractual duties of our managing member contained in our operating agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our managing member and the rights and remedies of its unitholders with respect to these contractual duties:

State law fiduciary standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in an operating agreement providing otherwise, would generally require a managing member to act for the company in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in an operating agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the company.
Operating agreement modified standards	Our operating agreement contains provisions that waive or consent to conduct by our managing member and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our operating agreement provides that when our managing member is acting in its capacity as our managing member, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law (other than the implied contractual covenant of good faith and fair dealing). In addition, when our managing member is acting in its individual capacity, as opposed to in its capacity as our managing member, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards replace the obligations that our managing member would otherwise be held to.

If our managing member does not obtain approval from the conflicts committee of the board of directors of our managing member or the holders of our common units, excluding any units owned by our managing member or its affiliates, and our board of directors approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, our board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any member or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards replace the obligations that our managing member would otherwise be held to.
Rights and remedies of unitholders	The DLLCA generally provides that a member may institute legal action on behalf of the company to recover damages from a third party where a manager has refused to institute the action or where an effort to cause a manager to do so is not likely to succeed. These actions include actions against a manager for breach of its duties or of our operating agreement. In addition, the statutory or case law of some jurisdictions may permit a member to institute legal action on behalf of himself and all other similarly situated members to recover damages from a manager for violations of its fiduciary duties to the members.
Operating agreement modified standards	The DLLCA provides that, unless otherwise provided in an operating agreement, a member or other person shall not be liable to a limited liability company or to another member or to another person that is a party to or is otherwise bound by an operating agreement for breach of fiduciary duty for the member’s or other person’s good faith reliance on the provisions of the operating agreement. Under our operating agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our members, our managing member, and any other indemnitee acting in connection with its business or affairs shall not be liable to us or to any member for its good faith reliance on the provisions of our operating agreement.

By acquiring our common units, each new holder of our common units automatically agrees to be bound by the provisions in our operating agreement, including the provisions discussed above. This is in accordance with the policy of the DLLCA favoring the principle of freedom of contract and the enforceability of operating agreements. The failure of a member to sign an operating agreement does not render the operating agreement unenforceable against that person.
Under our operating agreement, we must indemnify our managing member and its officers, directors, managers, and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs, and expenses incurred by our managing member or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith, or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our managing member or these other persons acted with knowledge that their conduct was unlawful. Thus, our managing member could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. See “—Indemnification.”

CASH DISTRIBUTION POLICY
Our Cash Distribution Policy
We make cash distributions, if any, to holders of our common units on a pro rata basis; provided, however, that, if ENLK fails to pay in full certain cash amounts with respect to quarterly distributions to the holder of the ENLK Series B Units when due, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such cash arrearages, we are not permitted to, and will not, declare or make any distributions in respect of our common units and any other class of membership interests that, with respect to distributions, ranks junior to the ENLK Series B Units.
Unless restricted by the terms of the agreements governing our outstanding indebtedness, we intend to pay distributions to holders of our common units on a quarterly basis from our available cash less reserves for expenses, future distributions, and other uses of cash, including:

•provisions for the proper conduct of our business;
•paying federal income taxes, which we are required to pay because we are taxed as a corporation; and
•maintaining cash reserves the board of directors of our managing member believes are prudent to maintain.
Our ability to pay distributions is limited by the DLLCA, which provides that a limited liability company may not pay distributions if, after giving effect to the distribution, the company’s liabilities would exceed the fair value of its assets. While our ownership of equity interests in ENLK are included in our calculation of net assets, the value of these assets may decline to a level where our liabilities would exceed the fair value of our assets if we were to pay distributions, thus prohibiting us from paying distributions under Delaware law.

DESCRIPTION OF NOTES
We are party to a base indenture, dated as of April 9, 2019, between us and Wells Fargo Bank, National Association, as trustee, pursuant to which we issued the notes, as supplemented by a supplemental indenture among us, ENLK, as guarantor, and Wells Fargo Bank, National Association, as trustee, setting forth the specific terms of the notes. In this description, when we refer to the “indenture,” we mean the base indenture as so amended and supplemented by the supplemental indenture. This description is a summary of the material provisions of the notes and the indenture. This description does not restate those agreements and instruments in their entirety. The following summary of the indenture and the notes does not purport to be complete and is qualified in its entirety by reference to the full text of the base indenture and the supplemental indenture, copies of which are filed as Exhibits 4.10 and 4.11 to ENLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
You can find the definitions of various terms used in this description under “—Certain Definitions” below. In this description, the terms “ENLC,” “we,” “us,” and “our” refer only to EnLink Midstream, LLC and not to any of its Subsidiaries, and the term “ENLK” refers only to EnLink Midstream Partners, LP and not to any of its Subsidiaries.

General
The notes:
•are general unsecured, senior obligations of ENLC, ranking equally with all other existing and future unsecured and unsubordinated indebtedness of ENLC;
•were issued in an aggregate principal amount of $500 million;
•will mature on June 1, 2029;
•were issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;
•bear interest at an annual rate of 5.375%; and
•are redeemable at any time at our option at the applicable redemption price described below under “—Optional Redemption.”
The notes constitute a series of debt securities under the indenture. The indenture does not limit the amount of debt securities we may issue under the indenture from time to time in one or more series. We may in the future issue additional debt securities under the indenture in addition to the notes as described below under “—Further Issuances.”
Interest
We pay interest on the notes in cash semi-annually in arrears on June 1 and December 1 of each year. We make interest payments on the notes to the persons in whose names the notes are registered at the close of business on May 15 and November 15, as applicable, before the next interest payment date.
Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date falls on a day that is not a business day, the payment will be made on the next business day, and no interest will accrue on the amount of interest due on that interest payment date for the period from and after the interest payment date to the date of payment.
Paying Agent and Registrar
The trustee acts as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar; provided, however, that we are required to maintain at all times an office or agency in The City of New York (which may be an office of the trustee or an affiliate of the trustee or the registrar or a co-registrar for the notes) where the notes may be presented for payment and where notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the notes and the indenture may be served. We may also from time to time designate one or more additional offices or agencies where the notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.
Further Issuances
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as any of the series of notes, except for the issue date, public offering price, and in some cases, the first interest payment date. Additional notes issued in this manner will form a single series with the previously issued and outstanding notes of such series.

Optional Redemption
Prior to March 1, 2029 (three months prior to the maturity date of the notes) (the “Par Call Date”), the notes are redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:
•100% of the principal amount of the notes to be redeemed; or
•the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the Par Call Date (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points;
plus, in either case, accrued and unpaid interest to, but excluding, the redemption date.
At any time on or after the Par Call Date, the notes will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
For purposes of determining the redemption price, the following definitions are applicable:
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed (calculated as if the maturity date of the notes was the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (calculated as if the maturity date of the notes was the Par Call Date).
“Comparable Treasury Price” means, with respect to any redemption date for notes, (1) the average of four Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Quotation Agent” means the Reference Treasury Dealer appointed by us.
“Primary Treasury Dealer” means a U.S. government securities dealer in the United States.
“Reference Treasury Dealer” means each of (i) RBC Capital Markets, LLC, BMO Capital Markets Corp., and Wells Fargo Securities, LLC and their respective successors that are Primary Treasury Dealers and (ii) a Primary Treasury Dealer selected by SunTrust Robinson Humphrey, Inc. or it successor, provided that, if at any time any of the foregoing is not a Primary Treasury Dealer, ENLC will substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding any redemption date.
Redemption Procedures
If fewer than all of the notes are to be redeemed at any time, such notes will be selected for redemption not more than 60 days prior to the redemption date and such selection will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee deems appropriate (or, in the case of notes represented by a note in global form, by such method as The Depository Trust Company (“DTC”) may require); provided, that no partial redemption of any note will occur if such redemption would reduce the principal amount of such note to less than $2,000. Notices of redemption with respect to the notes will be sent at least 15 but not more than 60 days before the redemption date to each holder of notes to be redeemed.
If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption will become due on the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.
Subsidiary Guarantees
The notes are guaranteed by our subsidiary, ENLK. None of our other Subsidiaries guaranteed the notes upon their issuance. However, if at any time following the issuance of the notes, any other Subsidiary of ENLC becomes a guarantor or co-obligor of the Credit Agreement, then ENLC will cause such Subsidiary to promptly execute and deliver to the trustee a supplemental indenture in a form satisfactory to the trustee pursuant to which such Subsidiary guarantees ENLC’s obligations with respect to the notes on the terms provided for in the indenture.
The guarantee of ENLK and any other Subsidiary Guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to the notes as described below under “—Defeasance and Discharge,” then ENLK and any other Subsidiary Guarantor will be released. Further, if no default has occurred and is continuing under the indenture, and to the extent not otherwise prohibited by the indenture, any Subsidiary Guarantor will be unconditionally released and discharged from its guarantee:
•automatically upon any sale, exchange, or transfer, whether by way of merger or otherwise, to any Person that is not our affiliate, of all of the direct or indirect limited partnership interests or other equity interests in the Subsidiary Guarantor;
•automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or
•following delivery of a written notice by us to the trustee, upon the release of all guarantees or other obligations of the Subsidiary Guarantor with respect to the obligations of ENLC or any of its Subsidiaries under the Credit Agreement.
If at any time following any release of ENLK or any other Subsidiary Guarantor from its guarantee of the notes pursuant to the third bullet point in the preceding paragraph, the Subsidiary Guarantor again becomes a guarantor or co-obligor of the Credit Agreement, then ENLC will cause the Subsidiary Guarantor to again guarantee the notes in accordance with the indenture.

Ranking
The notes are unsecured, unless we are required to secure them pursuant to the limitations on liens covenant described below under “—Certain Covenants —Limitations on Liens.” The notes are also the unsubordinated obligations of ENLC and rank equally with all other existing and future unsubordinated indebtedness of ENLC. The guarantee of the notes by ENLK and any guarantee of the notes by any other Subsidiary Guarantor is an unsecured and unsubordinated obligation of ENLK or the applicable Subsidiary Guarantor and rank equally with all other existing and future unsubordinated indebtedness of ENLK (including its outstanding senior notes and its guarantee of the Credit Agreement) and the applicable Subsidiary Guarantor. The notes and each guarantee will effectively rank junior to any future indebtedness of ENLC or any Subsidiary Guarantor that is both secured and unsubordinated to the extent of the value of the assets securing such indebtedness, and the notes structurally rank junior to all indebtedness and other liabilities of ENLC’s existing and future Subsidiaries that are not Subsidiary Guarantors.
Open Market Purchases; No Mandatory Redemption or Sinking Fund
We may at any time and from time to time repurchase notes in the open market or otherwise, in each case without any restriction under the indenture. We are not required to make any mandatory redemption or sinking fund payments with respect to the notes.
Certain Covenants
Except as set forth below, neither ENLC nor any of its Subsidiaries is restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its limited liability company or other equity interests or from purchasing or redeeming its limited liability company or other equity interests. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require ENLC to repurchase or redeem or otherwise modify the terms of the notes upon a change in control or other events involving ENLC that could adversely affect the creditworthiness of ENLC.
Limitations on Liens. ENLC will not, nor will it permit any of its Principal Subsidiaries to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance (“liens”) upon any Principal Property or upon any capital stock of any Principal Subsidiary, whether owned on the date of the supplemental indenture creating the notes or thereafter acquired, to secure any Indebtedness of ENLC or any other Person (other than the notes), without in any such case making effective provisions whereby all of the outstanding notes are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness is so secured.
Notwithstanding the foregoing, under the indenture, ENLC may, and may permit any of its Principal Subsidiaries to, create, assume, incur, or suffer to exist without securing the notes (a) any Permitted Lien, (b) any lien upon any Principal Property or capital stock of a Principal Subsidiary to secure Indebtedness of ENLC or any other Person, provided that the aggregate principal amount of all Indebtedness then outstanding secured by such lien and all similar liens under this clause (b), together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed 15% of Consolidated Net Tangible Assets or (c) any lien upon (i) any Principal Property that was not owned by ENLC or any of its Subsidiaries on the date of the supplemental indenture creating the notes or (ii) the capital stock of any Principal Subsidiary that owns no Principal Property that was owned by ENLC or any of its Subsidiaries on the date of the supplemental indenture creating the notes, in each case owned by a Subsidiary of ENLC (an

“Excluded Subsidiary”) that (A) is not, and is not required to be, a Subsidiary Guarantor and (B) has not granted any liens on any of its property securing Indebtedness with recourse to ENLC or any Subsidiary of ENLC other than such Excluded Subsidiary or any other Excluded Subsidiary.
Restriction on Sale-Leasebacks. ENLC will not, and will not permit any Principal Subsidiary to, engage in the sale or transfer by ENLC or any of its Principal Subsidiaries of any Principal Property to a Person (other than ENLC or a Principal Subsidiary) and the taking back by ENLC or any Principal Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:
1.such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;
2.the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;
3.ENLC or such Principal Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the notes; or
4.ENLC or such Principal Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of ENLC or any of its Subsidiaries that is not subordinated to the notes or any guarantee, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of ENLC or its Subsidiaries.
Notwithstanding the foregoing, ENLC may, and may permit any Principal Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the preceding paragraph provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness (other than the notes) secured by liens permitted by clause (b) of the second paragraph of the restriction on liens covenant described above, does not exceed 15% of Consolidated Net Tangible Assets.
Merger, Consolidation or Sale of Assets. ENLC shall not consolidate with or merge into any Person or sell, lease, convey, transfer, or otherwise dispose of all or substantially all of its assets to any Person unless:
1.the Person formed by or resulting from any such consolidation or merger or to which such assets have been transferred (the “successor”) is ENLC or expressly assumes by supplemental indenture all of ENLC’s obligations and liabilities under the indenture and the notes;
2.the successor is organized under the laws of the United States, any state, or the District of Columbia;
3.immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing;
4.if ENLC is not the successor, then each Subsidiary Guarantor confirms to the Trustee that the guarantee of such Subsidiary Guarantor continues to apply; and
5.ENLC has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the indenture.

The successor will be substituted for ENLC in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of ENLC under the indenture. If ENLC conveys or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the indenture and under the notes except that no such release will occur in the case of a lease of all or substantially all of its assets.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect as to the notes issued thereunder, when:
(a) either:
(1)    all outstanding notes that have been authenticated (except lost, stolen, or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or
(2)    all outstanding notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds cash, certain U.S. government obligations or a combination thereof, in such amounts as will be sufficient, to pay the entire indebtedness of the notes not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the stated maturity or redemption date;
(b)    we have paid or caused to be paid all other sums payable by us under the indenture with respect to the notes; and
(c)    we have delivered to the trustee an officers’ certificate as to the sufficiency of the trust funds, without reinvestment, to pay the entire indebtedness of the notes at maturity.
Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of the notes in certain circumstances, and to transfer or exchange the notes pursuant to the terms thereof and our obligations and the obligations of the Trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary notes, with respect to the registration, transfer and exchange of notes, with respect to the replacement of mutilated, destroyed, lost, or stolen notes and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.
Defeasance
At any time, we may terminate, with respect to the notes, all our obligations under the notes and the indenture, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate our obligations specified in the indenture, including those:
•relating to the defeasance trust;
•to register the transfer or exchange of the notes;
•to replace mutilated, destroyed, lost, or stolen notes; or
•to maintain a registrar and paying agent in respect of the notes.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under the additional covenants established pursuant to the terms of the notes, which covenants are described in the prospectus supplement applicable to the notes, and any Event of Default resulting from a failure to observe such covenants.
The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option. If the legal defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of:
•failure by us or by a guarantor to comply for 60 days after notice with the other agreements contained in the indenture, any supplement to the indenture with respect to the notes or any board resolution authorizing the issuance of the notes;
•certain events of bankruptcy, insolvency, or reorganization of us or, if the series of debt securities is guaranteed by the guarantors, of the guarantors; or
•(i) any of the guarantees by the guarantors ceases to be in full force and effect, except as otherwise provided in the indenture; (ii) any of the guarantees by the guarantors is declared null and void in a judicial proceeding; or (iii) any guarantor denies or disaffirms its obligations under the indenture or its guarantee.
•or an Event of Default that is added specifically for such series and described in a prospectus supplement.
In order to exercise either defeasance option, we must:
•irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or stated maturity, as the case may be;
•comply with certain other conditions, including that no bankruptcy or default with respect to us has occurred and is continuing 91 days after the deposit in trust; and
•deliver to the trustee an opinion of counsel to the effect that holders of the defeased series of debt securities will not recognize income, gain, or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law.
Concerning the Trustee
The indenture contains certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after a default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.
If an Event of Default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes unless they have offered to the trustee security or indemnity satisfactory to it against the costs, expenses, and liabilities it may incur.
Wells Fargo Bank, National Association is the trustee under the indenture and the registrar and paying agent with regard to the notes. The trustee and its affiliates maintain commercial banking and other relationships with ENLC and its Subsidiaries.
Governing Law
The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.
Book-Entry System
We have obtained the information in this section concerning The Depository Trust Company (“DTC”) and its book-entry systems and procedures from DTC, and we take no responsibility for the accuracy of this information. In addition, the description in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.
The notes are represented by one or more fully registered global notes. Each such global note is deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). Interests in the global notes may be held through DTC either as a participant in DTC or indirectly through organizations that are participants in DTC.
So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee is considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes are not entitled to have the notes registered in their names, do not receive or are not entitled to receive physical delivery of the notes in definitive form and are not considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.
The Depository Trust Company. DTC acts as securities depositary for the notes. The notes are issued as fully registered notes registered in the name of Cede & Co. DTC has advised us as follows:
DTC is:
•a limited-purpose trust company organized under the New York Banking Law;
•a “banking organization” within the meaning of the New York Banking Law;
•a member of the Federal Reserve System;
•a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants. Access to the DTC system is also available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.
Only direct participants or indirect participants may purchase, sell, or otherwise transfer ownership of, or other interests in, notes. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.
Purchases of notes under DTC’s system must be made by or through direct participants, who will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.
To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Book-Entry Format. Under the book-entry format, the trustee pays interest or principal payments to Cede & Co., as nominee of DTC. DTC forwards the payment to the direct participants, who then forward the payment to the indirect participants or to the beneficial owner. Neither ENLC, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.
DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes. ENLC, the underwriters, and the trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. ENLC, the underwriters, and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to, or payments made on account of, beneficial ownership interests in the notes or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests. ENLC also does not supervise these systems in any way.
DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants.
Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).
DTC has agreed to the foregoing procedures in order to facilitate transfers of the notes among its participants. However, DTC is under no obligation to perform or continue to perform those procedures and may discontinue those procedures at any time.
Certain Definitions
“Attributable Indebtedness” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.
“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of ENLC and its consolidated Subsidiaries after deducting therefrom:
1.all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and
2.the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of ENLC and its consolidated Subsidiaries for ENLC’s most recently completed fiscal quarter for which financial statements have been filed with the SEC, prepared in accordance with generally accepted accounting principles.
“Credit Agreement” means the Revolving Credit Agreement, dated as of December 11, 2018, among ENLC, Bank of America, N.A., as Administrative Agent, and the other agents and lenders party thereto, as amended, restated, or otherwise modified from time to time, and any successor or replacement agreement with banks or other financial institutions that provides for revolving loans to ENLC or ENLK.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.
“Indebtedness” of any Person at any date means any obligation created or assumed by such Person for the repayment of borrowed money or any guaranty thereof.
“Managing Member” means EnLink Midstream Manager, LLC, a Delaware limited liability company, and its successors as managing member of ENLC.
“Permitted Liens” means:
1.liens upon rights-of-way for pipeline purposes;
2.easements, rights-of-way, restrictions, and other similar encumbrances affecting real property and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto and which do not in the aggregate materially adversely affect the value of the properties encumbered thereby or materially impair their use in the operation of the business of ENLC and its Subsidiaries;
3.rights reserved to or vested by any provision of law in any municipality or public authority to control or regulate any of the properties of ENLC or any Subsidiary or the use thereof or the rights and interests of ENLC or any Subsidiary therein, in any manner under any and all laws;
4.rights reserved to the grantors of any properties of ENLC or any Subsidiary, and the restrictions, conditions, restrictive covenants, and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;
5.any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien (including liens on property in the possession of storage facilities, pipelines or barges) incurred in the ordinary course of business which is not more than sixty (60) days past due or which is being contested in good faith by appropriate proceedings, if necessary, and any undetermined lien which is incidental to construction, development, improvement or repair;
6.any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;
7.liens for taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity or amount of which is being contested at the time by ENLC or any of its Subsidiaries in good faith by appropriate proceedings;
8.banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and arising in the ordinary course of business;
9.liens on deposits required by any Person with whom ENLC or any Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business and in accordance with established risk management policies and liens of, or to secure performance of, leases, other than capital leases;
10.any lien in favor of ENLC or any Subsidiary;
11.any lien upon any property or assets of ENLC or any Subsidiary in existence on the date of the initial issuance of the notes;

12.any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations or to secure letters of credit with respect thereto;
13.liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority or in connection with any contract or statute, provided that such obligations do not constitute Indebtedness; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, surety, stay, customs, and appeal bonds, performance and return-of money bonds, bankers’ acceptance facilities, leases or statutory obligations, and other obligations of a like nature incurred in the ordinary course of business or to secure letters of credit with respect thereto;
14.any lien upon any property or assets created at the time of acquisition of such property or assets by ENLC or any of its Subsidiaries or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;
15.any lien upon any property or assets to secure all or part of the cost of construction, development, repair, or improvements thereon or to secure Indebtedness incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;
16.any lien upon any property or assets existing thereon at the time of the acquisition thereof by ENLC or any of its Subsidiaries and any lien upon any property or assets of a Person existing thereon at the time such Person becomes a Subsidiary of ENLC by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such Person at the time such Person becomes a Subsidiary and any additions thereto, proceeds thereof and property in replacement or substitution thereof;
17.liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which ENLC or the applicable Subsidiary has not exhausted its appellate rights;
18.any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (17) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of ENLC or its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or
19.any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Indebtedness of ENLC or any of its Subsidiaries.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means, whether owned or leased on the date of the initial issuance of the notes or thereafter acquired:
1.any pipeline assets of ENLC or any of its Subsidiaries, including any related facilities employed in the gathering, transportation, distribution, storage or marketing of natural gas, refined petroleum products, natural gas liquids and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and
2.any processing, compression, treating, blending, or manufacturing plant or terminal owned or leased by ENLC or any of its Subsidiaries that is located in the United States or any territory or political subdivision thereof, except in the case of either of the preceding clause (1) or this clause (2):
•any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and
•any such assets which, in the opinion of the board of directors of the Managing Member are not material in relation to the activities of ENLC and its Subsidiaries taken as a whole.
“Principal Subsidiary” means any Subsidiary owning or leasing, directly or indirectly through ownership in another Subsidiary, any Principal Property.
“Subsidiary” means, as to any Person, (1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the outstanding capital stock having ordinary voting power is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or (2) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination, or (3) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of directors with a majority of the voting power of the board of directors (or other governing body) of such Person or the sole member or managing member of such Person, as applicable.
“Subsidiary Guarantor” means each Subsidiary of ENLC that guarantees the notes pursuant to the terms of the indenture but only so long as such Subsidiary is a guarantor with respect to the notes on the terms provided for in the indenture.